Exhibit 10.4

Certain identified information has been excluded from the exhibit by means of marking such information with brackets and asterisks because such information is both not material and is the type that the registrant treats as private or confidential.

LOAN AGREEMENT

THIS AGREEMENT is dated for reference August 4, 2023

BETWEEN:

OPTIMI HEALTH CORP., a corporation incorporated under the laws of the Province of British Columbia (the “Borrower”)

AND:

CATCHER INVESTMENTS LIMITED, a corporation incorporated under the laws of the Province of British Columbia (the “Lender”)

WHEREAS the Borrower wishes to obtain a term loan from the Lender on the terms and conditions set forth herein.

NOW THEREFORE in consideration of the mutual premises, covenants and agreements set forth herein and all other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

1.	DEFINITIONS

Whenever used in this Agreement, unless there is something in the subject matter or context that is inconsistent therewith, the following words and terms will have the respective meanings set out below:

(a)	“$” means lawful money in Canada.

(b)	“Additional Lenders” has the meaning set out in Section 4.2.

(c)	“Additional Loans” has the meaning set out in Section 4.2.

(d)	“Agreement” means this loan agreement, as may be amended, supplemented or restated from time to time.

(e)	“Business Day” means a day other than a Saturday, a Sunday, a statutory holiday in British Columbia or a day on which banks generally are closed in Vancouver, British Columbia.

(f)

“Change of Control” means: (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or combination of persons acting jointly or in concert with each other of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding shares of the Borrower, or (ii) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by persons who were neither: (A) nominated by the board of directors of the Borrower nor (B) appointed by directors so nominated.

(g)	“Fiscal Quarter” means a fiscal quarter of the Borrower, ending on the last day of December, March, June and September.

(h)	“Loan” has the meaning set out in Section 2.1.

(i)	“Loan Amount” means at any time the aggregate of:

(1)	the principal balance of the Loan then outstanding;

(2)	all interest accrued on the Loan; and

(3)	all other amounts then due and owing under this Agreement or the other Loan Documents.

(j)	“Loan Documents” means, collectively, this Agreement, the Security Documents, and all other certificates, instruments, agreements and documents issued or delivered pursuant to the Loan Documents.

(k)	“Maturity Date” means August 4, 2026.

(l)	“Permitted Encumbrances” means:

(1)

the security agreement(s) charging the personal property of the Borrower, in respect of which a financing statement has been filed in the Personal Property Registry of British Columbia (the “PPR”) under base registration number [***] in favour of Royal Bank of Canada (the “RBC Financing Statement”);

(2)	subject to Section 4.2, the security interests securing the Loan and any Additional Loans; and

(3)	any other charges, security interests or encumbrances as the Lender may expressly permit in writing from time to time.

(m)	“Permitted Indebtedness” means

(1)	indebtedness to Royal Bank of Canada in connection with which the RBC Financing Statement has been filed in the PPR;

(2)	the Loan and any Additional Loans; and

(3)	any other indebtedness as the Lender may expressly permit in writing from time to time.

(n)	“Security Documents” means the documents listed in Section 4, as they may be amended, supplemented, replaced and restated from time to time from time to time.

(o)	“Warrant Share” has the meaning set out in Section 3.

(p)	“Warrants” has the meaning set out in Section 3.

2.	LOAN

2.1	Term Loan

Subject to the terms of this Agreement, the Lender agrees to make available to the Borrower a non-revolving, term loan in the principal amount of $1,000,000 (the “Loan”),which will be funded in a single advance on the date of this Agreement (the “Funding Date”).

2.2	Purposes

The Loan will be used by the Borrower to finance: (a) the procurement of manufacturing equipment, (b) expenditures related to production ramp up, and (c) general working capital.

2.3	Interest

Interest shall accrue on the outstanding balance of the Loan from the Funding Date at a rate of seven and a half percent (7.5%) per annum, calculated monthly, not in advance, from the Funding Date until the date when the Loan Amount is paid in full, both before and after default, demand, maturity and judgment. Interest shall accrue on overdue interest at the same rate and in the same manner.

2.4	Repayment

(a)

The Borrower shall pay interest accrued on the then outstanding balance of the Loan in quarterly payments, commencing on September 30, 2023, and continuing thereafter on the last business day of each Fiscal Quarter, until the Loan Amount is paid in full.

(b)	The outstanding Loan Amount shall be repaid in full on the Maturity Date.

2.5	Prepayment

The Borrower may prepay the Loan, in full or in part, at any time, provided that:

(a)	the Borrower has provided to the Lender not less than thirty (30) days’ prior written notice, nor more than sixty (60) days’ prior written notice, of its intention to make a prepayment; and

(b)	the Borrower pays to the Lender a prepayment fee which is equal to:

(1)	four percent (4%) of the principal balance of the Loan prepaid, if the repayment is made at any time prior to the first anniversary of the Funding Date;

(2)

two percent (2%) of the principal balance of the Loan prepaid, if the repayment is made at any time on or after the first anniversary of the Funding Date and prior to the second anniversary of the Funding Date; and

(3)	one percent (1%) of the principal balance of the Loan prepaid, if the repayment is made at any time on or after the second anniversary of the Funding Date and prior to the Maturity Date.

2.6	Payments

(a)

Payments made on account of the Loan Amount will be applied when received first in payment of outstanding fees, interest and other costs which have accrued to the date such payment is received, and secondly (but subject to Section 2.5) in payment of the principal balance of the Loan then outstanding. Notwithstanding the foregoing, if there is an Event of Default (as defined below), then any payment received by the Lender on account of the Loan Amount may be applied in such order and in such manner as the Lender, in its sole discretion, may determine.

(b)	If a payment under this Agreement or any other Loan Document is due on a day other than a Business Day, then such payment shall be made on the immediately preceding Business Day.

(c)

Unless otherwise specified herein, payments on account of the principal amount of the Loan and the interest thereon shall be made by the Borrower in Canadian dollars to or to the order of the Lender, by a bank draft, certified cheque or electronic funds transfer to an account specified in writing by the Lender.

3.	WARRANTS

In consideration for the Lender making the Loan available to the Borrower, the Borrower shall issue to the Lender, or its designated assignees, 100,000 common share purchase warrants (the “Warrants”). Each Warrant will be exercisable to acquire one common share of the Borrower (each, a “Warrant Share”) at an exercise price of CAD$0.50 per Warrant Share for a period of three (3) years from the Funding Date, subject to adjustment in certain events as set out in the certificate representing the Warrants.

4.	SECURITY

4.1	Security

As security for the repayment of the Loan Amount and performance of the obligations of the Borrower to the Lender, the Borrower shall deliver to the Lender the following documents, each in form and substance satisfactory to the Lender (collectively, the “Security Documents”):

(a)	a general security agreement granted by the Borrower in favour of the Lender creating a security interest in all of its present and after-acquired personal property; and

(b)	such other agreements, pledges, instruments, notes, certificates and documents and third party consents as the Lender may reasonably request from time to time.

4.2	Additional Loans

The Lender acknowledges and agrees that the Borrower may obtain additional loans from other lenders (the “Additional Lenders”) up to a maximum additional principal amount of $2,000,000.00 (the “Additional Loans”) on terms substantially similar to those contained herein. The Lender acknowledges and agrees that the payment obligations in respect of the Loan and any Additional Loans shall rank at all times, pari passu, and the security granted by the Borrower to any Additional Lenders as security for any Additional Loans shall rank at all times, pari passu, with the security created by the Security Documents, subject to and in accordance with an intercreditor agreement to be entered into among the Lender and the Additional Lenders, in a form acceptable to the Borrower and the Lender, each acting reasonably.

5.	REPRESENTATIONS AND WARRANTIES

The representations and warranties set out in this Section 5 shall survive the execution and delivery of this Agreement. No investigation at any time made by or on behalf of the Lender shall diminish in any respect whatsoever the Lender’s rights to rely on such representations and warranties.

5.1	Standard Representations

The Borrower hereby represents and warrants as follows to the Lender and acknowledges and agrees that the Lender is relying on such representations and warranties in connection with the Loan:

(a)

the Borrower is a company duly incorporated, validly existing and in good standing under the Business Corporations Act (British Columbia), and it has all requisite power and authority to own its assets, to carry on its business as now being conducted, to borrow, and to enter into and perform its obligations under the Loan Documents and the Warrants;

(b)

the borrowing of the Loan by the Borrower and the provision of security therefor, as contemplated by the Loan Documents, and the execution, delivery and performance by the Borrower of the Loan Documents and the Warrants:

(1)	have been duly authorized by all necessary proceedings of the Borrower;

(2)	do not and will not conflict with or result in a breach of any of the terms, conditions or provisions of:

(A)	the constating documents of the Borrower;

(B)	any law applicable to or binding on or affecting the Borrower or its assets; or

(C)	any agreement or other document to which the Borrower is a party;

(3)	do not and will not, result in, or require or permit:

(A)	the imposition of any encumbrances on any properties now owned by the Borrower; or

(B)	the acceleration of the maturity of any debts owing by the Borrower;

(c)

the Borrower has obtained all material consents, authorizations and approvals required to carry on its business as now being conducted and to enter into and perform its obligations under the Loan Documents and the Warrants;

(d)

the Borrower is not in default, and no event or circumstance has occurred which would, with notice, lapse of time or both, result in a default or an event of default, under (i) any indenture, mortgage or deed of trust, or (ii) any agreement or other instrument to which the Borrower is a party or by which it or any of its assets may be bound;

(e)

the Borrower has filed all material tax returns which are required to be filed by it and it has paid or remitted when due all taxes, assessments and government charges imposed upon it which if unpaid could result in any charge or other encumbrance on its properties;

(f)	no Event of Default has occurred or is continuing, and there exists no state of facts or circumstances, which after notice, lapse of time or both, would constitute an Event of Default;

(g)	the operations of the Borrower have been carried out at all times in compliance with applicable laws in all material respects; and

(h)	there is no material action, suit, litigation or other proceeding (regulatory or otherwise) commenced or threatened against the Borrower or any of its assets.

6.	CONDITIONS PRECEDENT

Notwithstanding any other provisions of this Agreement, the Lender shall not be obligated to advance the Loan unless and until the following conditions have been satisfied to the satisfaction of the Lender (or waived by the Lender in its sole discretion):

(a)	the Lender shall have received the following documents, each in form and substance to its satisfaction:

(1)	this Agreement, the Warrants and the Security Documents, duly executed by the Borrower;

(2)	a promissory note in the form as attached in Schedule A hereto (a “Promissory Note”) in respect of the Loan;

(3)

a certified copy of resolutions of the board of directors of the Borrower authorizing the execution, delivery and performance of the Borrower’s obligations under the Loan Documents, the issuance of the Warrants and the issuance of the warrant shares upon exercise of the Warrants in accordance with the terms thereof;

(4)	an irrevocable and unconditional direction as to the application of the proceeds of the Loan signed by the Borrower, including payment of expenses (pursuant to Section 12.2 below);

(b)

all governmental, regulatory, corporate, shareholder and third party consents and approvals necessary in connection with entry into this Agreement and transactions contemplated hereby shall have been obtained and be in full force and effect;

(c)	all registrations and filings in connection with the Security Documents have been made to the satisfaction of the Lender; and

(d)	no event shall have occurred which constitutes, or which, with notice, the lapse of time, or both, would constitute, an Event of Default.

7.	COVENANTS

7.1	Positive Covenants

The Borrower hereby covenants and agrees that it will, and will cause its subsidiaries to:

(a)	pay all amounts of principal, interest and fees on the dates, times and place specified in this Agreement and the other Loan Documents;

(b)

advise the Lender promptly after the happening of any event which will result in a material adverse change in the financial condition, business, operations, or prospects of the Borrower and its subsidiaries, taken as a whole, the occurrence of any Event of Default or any default under any other agreement for borrowed money;

(c)

do all things necessary to maintain in good standing its and its subsidiaries corporate existence and preserve and keep all material agreements, rights, franchises, licenses, operations, contracts or other arrangements in full force and effect;

(d)

pay all taxes, assessments and government charges unless such taxes, assessments, or charges are being contested in good faith and appropriate reserves shall be made with funds set aside in a separate trust fund;

(e)

take all necessary actions to ensure that the Security Documents and its obligations thereunder will rank ahead of all other indebtedness of and all other security granted by the Borrower or its subsidiaries, other than Permitted Encumbrances;

(f)	maintain adequate insurance on all of its assets, undertakings, and business risks;

(g)	permit the Lender or its authorized representatives reasonable access to its premises, and records for purposes of auditing or enforcing its security interests;

(h)	comply in all material respects with applicable laws;

(i)

promptly notify the Lender on becoming aware of the occurrence of any litigation, dispute, arbitration or other proceeding which would reasonably be expected to have a material adverse effect on the Borrower and its subsidiaries, taken as a whole, and which if adversely determined, and from time to time provide the Lender with all reasonable information requested by the Lender concerning the status of any such proceedings;

(j)	deliver to the Lender:

(1)

annual audited consolidated financial statements of the Borrower within one-hundred and twenty (120) days of each year end, accompanied by a management discussion and analysis (in the form required under applicable securities laws); and

(2)	quarterly consolidated unaudited financial statements of the Borrower within sixty (60) days of the end of each fiscal quarter,

provided that, for the purposes of this Section 7.1(j), the Borrower shall be deemed to have complied with this covenant for so long as the foregoing financial statements are disclosed under the Borrower’s profile on SEDAR+;

(k)	maintain its assets, property, plant and equipment in good repair and working condition, reasonable wear and tear excepted; and

(l)	continue to carry on the business currently being carried on by the Borrower and its subsidiaries at the date hereof.

7.2	Negative Covenants

The Borrower hereby covenants and agrees that it will not and will cause its subsidiaries to not:

(a)	create, assume, incur or permit the existence of any security interest, mortgage, lien, charge, or other encumbrance whatsoever upon any of its property or assets, other than Permitted Encumbrances;

(b)	borrow, create, incur or assume any indebtedness, other than Permitted Indebtedness;

(c)	merge or consolidate with any other person, or acquire all or substantially all of the shares, assets or business of any other person or form any subsidiaries;

(d)

sell, lease, assign, transfer, convey or otherwise dispose of any of its now owned or hereafter acquired assets (including, without limitation, shares of stock and indebtedness of subsidiaries, receivables and leasehold interests), except for inventory disposed of in the ordinary course of business; or

(e)	terminate or enter into a surrender of any material lease, license or contractual rights charged under the Security Documents.

8.	DEFAULT

8.1	Event of Default

Each of the following events will constitute an “Event of Default” in respect of the Borrower under this Agreement:

(a)	the Borrower fails to pay the principal amount of the Loan when due or fails to pay interest or fees outstanding under this Agreement within five (5) Business Days of when due;

(b)

if there is a breach or non-performance or non-observance of any term or condition of this Agreement or the other Loan Documents and, if such default is capable to being remedied, the default continues unremedied for ten (10) Business Days after the occurrence thereof;

(c)

if the Borrower or any one of its subsidiaries makes a general assignment for the benefit of creditors, files or presents a petition, makes a proposal or commits any act of bankruptcy, or if any action is taken for the winding up, liquidation or the appointment of a liquidator, trustee in bankruptcy, custodian, curator, sequestrator, receiver or any other officer with similar powers or if a judgment or order shall be entered by any court approving a petition for reorganization, arrangement or composition of or in respect of the Borrower or any of its subsidiaries or if the Borrower or any of its subsidiaries is insolvent or declared bankrupt;

(d)	if there exists a voluntary or involuntary suspension of business of the Borrower or any of its subsidiaries;

(e)	if action is taken by an encumbrancer against the Borrower or any of its subsidiaries to take possession of property or enforce proceedings against any assets;

(f)	if any final judgment for the payment of monies is made against the Borrower or any of its subsidiaries and it is not discharged within thirty (30) days from the imposition of such judgment;

(g)

if there exists an event, the effect of which with lapse of time or the giving of notice, will constitute an event of default or a default under any other agreement for borrowed money entered into by the Borrower or any of its subsidiaries;

(h)

if the Borrower or any of its subsidiaries is in default under any other present or future agreement with the Lender or any of the Lender’s subsidiaries, including any other loan agreement, forward foreign exchange transactions, interest rate and currency and/or commodity swaps;

(i)	if any of the Loan Documents is not enforceable or if any party to the Loan Documents shall dispute or deny any liability or any of its obligations under the Loan Documents; or

(j)	a Change of Control occurs.

8.2	Remedies

Upon an Event of Default, the Lender may do all or any of the following:

(a)	declare the then outstanding balance of the Loan Amount to be immediately due and payable; and

(b)	exercise any and all rights, powers, remedies and recourses available to the Lender under this Agreement, the Security Documents, at law, in equity or otherwise.

9.	RELATIONSHIP BETWEEN PARTIES

The relationship between the Borrower on one part and the Lender on the other part is that of debtor and creditor, and not of a partnership or joint venture.

10.	CRIMINAL INTEREST RATE

Notwithstanding anything contained in this Agreement or any other Loan Documents, the parties hereto agree that no “interest” shall be paid or payable to the Lender in connection with the “credit advanced” in respect of the Loan at an annual rate of interest greater than that rate which is one (1%) percent per annum less than the “criminal rate” of interest (the “Maximum Rate”). The Borrower will not pay, and the Lender will not demand from the Borrower, “interest” on the “credit advanced” in respect of the Loan which is in excess of the Maximum Rate (any such excess, “Excess Interest”). The parties hereto agree that any “interest” received by the Lender on the “credit advanced” in respect of the Loan which could, but for this Section, be construed as Excess Interest, will be automatically applied to the Loan Amount as a repayment on account of the principal balance of the Loan then outstanding. If it is at any time determined that, at the time any Excess Interest was received by the Lender, and there were no, or insufficient, principal monies owing under the Loan to allow for an automatic reduction of the principal balance of the Loan as contemplated above, then the parties hereto agree to reduce the “interest” paid by the Borrower on the “credit advanced” in respect of the Loan to the Maximum Rate by either one or a combination of the following:

(a)

if the Loan Amount has not then been repaid in full, by reducing the “interest” payable thereafter on the “credit advanced” in respect of the Loan, if necessary, by reducing the monies payable thereafter on account of interest, until the Excess Interest is repaid to the Borrower in full; or

(b)

if the Loan Amount has been repaid in full, or there are insufficient monies due and owing in account of the Loan Amount to allow for a repayment of the Excess Interest in accordance with subparagraph (a) above, by repaying to the Borrower, on demand, that amount which would repay the outstanding Excess Interest in its entirety.

In this section words or phrases in quotations and which are defined in Section 347 of the Criminal Code of Canada have the meaning set out in that section.

11.	GENERAL INDEMNITY

In addition to any liability of the Borrower to the Lender under any other provision hereof or the other Loan Documents, the Borrower shall indemnify the Lender and hold the Lender harmless against any losses, claims, costs, damages or liabilities (including, without limitation, any loss of profits or fees anticipated hereunder, any expense or cost incurred in the liquidation and re-deployment of funds acquired to fund or maintain any portion of an advance under the Loan and reasonable out of pocket expenses and legal fees on a solicitor-and-his-own-client basis) incurred by the Lender as a result of or in connection with the Loan or the Loan Documents, including as a result of or in connection with:

(a)	the failure of the Borrower to pay any interest, fee or any other amounts due hereunder on its due date (including, without limitation, a payment pursuant to a Prepayment Notice); or

(b)	the failure to give any notice required to be given by the Borrower to the Lender hereunder,

provided that this Section 11 shall not apply to any losses, claims, costs, damages or liabilities suffered by the Lender which arise by reason of the willful misconduct or gross negligence of the Lender. The provisions of this Section 11 shall survive repayment of the Loan Amount and any other obligations in connection herewith.

12.	GENERAL

12.1	Evidence of Indebtedness

The Lender shall maintain its books, accounts and records in respect of the Loan, which shall constitute, in the absence of manifest error, conclusive evidence of the indebtedness of the Borrower to the Lender under the Loan, provided that any failure of the Lender to maintain the books, accounts and records under this Section shall not affect the obligations of the Borrower to pay such amounts to the Lender.

12.2	Lender’s Expenses

The Borrower shall pay all reasonable expenses (including all applicable taxes thereon) incurred by or on behalf of the Lender in carrying out or attempting to carry out the transaction(s) contemplated hereby to completion (including, without limitations, all legal fees and other costs incurred for the preparation, completion, registration and enforcement of the Loan Documents) up to a maximum of $12,500, and in collecting the Loan Amount or enforcing its rights and remedies under the Loan Documents. Each such expense shall accrue interest in accordance with Section 2.3 from the date it is incurred by or on behalf of the Lender until such expense and the interest thereon are fully paid upon demand.

12.3	Gross-Up; Withholding

All amounts payable by the Borrower under this Loan Agreement and the other Loan Documents shall, unless otherwise required by applicable laws, be made free and clear of, and without deduction for, any amount in respect of withholding taxes. If the Borrower is required to deduct or withhold any amount in respect of taxes from or in respect of any amount payable hereunder or under any of the other Loan Documents, then:

(a)

the Borrower shall pay to the applicable payee an additional amount as may be necessary so that the net amount received by that payee after such deduction or withholding shall not be less than the amount such payee would have received if no such deduction or withholding had been made;

(b)	the Borrower shall make such deductions or withholdings; and

(c)	the Borrower shall remit the full amount deducted or withheld to the relevant taxing authority in accordance with applicable laws, and provide evidence thereof to the Lender.

12.4	Governing Law

This Agreement shall in all respects be governed by and be construed in accordance with the laws of British Columbia and the laws of Canada applicable therein, without giving effect to any choice of Law or conflict of Law provision or rule that would cause the application of the laws of any jurisdiction other than the Province of British Columbia.

12.5	Currency

Unless otherwise specified, all references to money herein and in any other Loan Documents mean the lawful money of Canada.

12.6	Judgment Currency

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Loan Documents to the Lender in one currency (the “Original Currency”) into another currency (the “Judgment Currency”), the parties agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures Royal Bank of Canada (or such other Canadian chartered banks as the Lender may designate in its sole discretion) could purchase the Original Currency with the Judgment Currency on the Business Day preceding that on which the judgment is paid or satisfied in full. The obligations of the Borrower in respect of any sum due in the Original Currency from it to the Lender under any Loan Document shall, notwithstanding any judgment in any Judgment Currency, be discharged only to the extent that, on the Business Day following receipt by the Lender of any sum adjudged to be so due in such Judgment Currency, the Lender may in accordance with normal banking procedures purchase the Original Currency with such Judgment Currency. If the amount of the Original Currency so purchased is less than the sum originally due to the Lender in the Original Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender against such loss and, if the amount of the Original Currency so purchased exceeds the sum originally due to the Lender in the Original Currency, the Lender agrees to remit such excess to the Borrower.

12.7	Severability

If any provision of this Agreement is determined to be invalid or unenforceable by a court of competent jurisdiction from which no further appeal lies or is taken, that provision shall be deemed to be severed herefrom, and the remaining provisions of this Agreement shall not be affected thereby and shall remain valid and enforceable.

12.8	Entire Agreement

This Agreement and the other Loan Documents are intended by the Borrower and the Lender to be the final, complete, and exclusive expression of the agreement between the Borrower on one part and the Lender on the other part relating to the Loan, and they supersede all prior understandings and agreements, whether written or oral, among the parties relating to the same subject matter.

12.9	Non-Merger

All representations, warranties, covenants and agreements contained in this Agreement shall survive the execution, delivery and the registration of the Security Documents and other Loan Documents and the advance made on account of the Loan.

12.10	Notice

Any notice required or permitted to be given under this Agreement or the Loan Documents shall be in writing and delivered in person, or sent by e-mail transmission, or by mail, as follows:

(a)	in the case of the Borrower:

[***]

Attention:   Jacob Safarik

e-mail:     [***]

with a copy to:

Norton Rose Fulbright Canada LLP

[***]

Attention:   Kristopher Miks

e-mail:     [***]

(b)	in the case of the Lender:

[***]

Attention:   JJ Wilson

E-mail:    [***]

Any notice so given will be deemed to have been given and received at the time of delivery in person, or on the next Business Day following the day of fax or e-mail transmission of the same, or on five (5) Business Days after the date of posting. Any party hereto may from time to time by notice in writing change its address or the designated recipient for the purposes of this Section.

12.11	Further Assurance

The Borrower will perform, execute and deliver all such further acts, documents, instruments and matters as the Lender may reasonably require from time to time to give effect to the purpose and intent of this Agreement and the other Loan Documents.

12.12	Assignment by the Borrower

The Borrower may not assign or transfer its rights, interests in and obligations under this Agreement to another person, without the Lender’s prior written consent.

12.13	Enurement

This Agreement shall be binding upon and enure to the benefit of the Borrower and the Lender and their respective personal representatives, successors and permitted assigns.

12.14	Counterparts

This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together constitute one and the same instrument, and all such counterparts may be delivered by way of facsimile transmission or in PDF by e-mail to the other party.

12.15	Conflict

In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any other Loan Document, the provisions of this Agreement will prevail to the extent of such conflict or inconsistency.

[Signature Pages Follow.]

IN WITNESS WHEREOF the parties hereto execute this Agreement on the date first above written.

Lender:

CATCHER INVESTMENTS LIMITED

Per:	“/s/ JJ Wilson”
JJ Wilson

Borrower:

OPTIMI HEALTH CORP.

Per:	“/s/ Jacob Safarik”
Jacob Safarik

SCHEDULE A

FORM OF PROMISSORY NOTE

Principal: Canadian $1,000,000	August 4, 2023

For value received, the undersigned, OPTIMI HEALTH CORP. (the Borrower) hereby promises to pay to CATCHER INVESTMENTS LIMITED (the Lender), or to its order, the principal amount of ONE MILLION DOLLARS in lawful money of Canada ($1,000,000) on the Maturity Date.

This promissory note is made subject to the terms of the Loan Agreement dated August 4, 2023 (the Loan Agreement) between the Borrower and the Lender. Capitalized terms used but not defined in this promissory note have the meanings given in the Loan Agreement. Interest shall accrue on the principal amount of this promissory note in accordance with the terms of the Loan Agreement.

The undersigned waives any grace period, presentment for payment, notice of non-payment, protest, notice of protest and notice of dishonour. This promissory note will be governed by, and is to be construed and interpreted in accordance with, the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

OPTIMI HEALTH CORP.

Per:
Name:
Title: